DE CASTRO & MAYER, LLP

ATTORNEYS AT LAW

VIA FACSIMILE & U.S. MAIL

June 16, 2005

Donobi, Inc.
3256 Chico Way NW
Bremerton, Washington 98321

Re: Form S-8 Registration Statement Relating to Donobi, Inc. 2005 Stock Incentive Plan

Ladies & Gentlemen:

We are furnishing this opinion of counsel to Donobi, Inc., a Nevada corporation (the "Company"), for filing as Exhibit 5.1 to the Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to 3,000,000 shares of the Company's Common Stock, \$.001 par value per share (the "Shares"), which may be issued pursuant to the 2005 Stock Incentive Plan, as amended (the "Plan"). This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

We have examined and are familiar with the Articles of Incorporation of the Company filed with the Secretary of State of the State of Nevada, Bylaws of the Company, proceedings of the Board of Directors of the Company in connection with the adoption of the Plan, and such other records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions set forth in this opinion letter. We have also assumed the genuineness and authenticity of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have also assumed that, at the time the Shares are issued pursuant to the Plan, the Company will have sufficient authorized and unissued shares of Common Stock.

This opinion letter is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the American Bar Association Section of Business Law (1991) as published in Volume 47, No. I of the Business Lawyer (November 1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith. The General Qualifications of the Accord apply to each of the paragraphs herein.

309 Laurel Street - San Diego, CA 92101 - Telephone: (619) 702-8690 - Facsimile: (619) 702-9401
www.decastro-mayer.com

Based on the foregoing, it is our opinion that the Shares of common stock covered by the Registration Statement and to be issued pursuant to the Plan, when issued in accordance with the terms and conditions of the Plan, will be duly and validly issued, fully paid and non-assessable.

We have, with your permission, assumed that the provisions of the Nevada Revised Statutes are substantially the same as the California Corporations Code with respect to the subject matter of this opinion. We are licensed to practice law in the State of California and express no opinion as to any laws other than those of the State of California and the federal securities laws of the United States of America.

This opinion letter is provided to you for your benefit and for the benefit of the Securities and Exchange Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent. We hereby consent to the inclusion of this opinion as Exhibit 5.1 in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

de Castro & Mayer, LLP

By: ______________________

Audie J de Castro